Exhibit 10.17

RETIREMENT TRANSITION AGREEMENT

This Retirement Transition Agreement (“Agreement”) is entered into this 20th day of November 2018 between Jacobs Engineering Group Inc. and its affiliated and subsidiary companies (“Jacobs”) and Gary Mandel (“Employee”). The effective date of this Agreement shall be the “Effective Date” as defined in the Revocation Period paragraph, below.

WHEREAS, Employee has been a full-time employee of Jacobs; and

WHEREAS, Employee has announced his intention to retire from Jacobs; and

WHEREAS, Employee and Jacobs desire to agree on the terms and timing of such retirement; and

WHEREAS, Employee and Jacobs wish to document that this is a mutual and amicable transition of Employee to retirement; and

WHEREAS, Employee and Jacobs desire to define the details of Employee’s retirement transition from Jacobs.

NOW, THEREFORE, in consideration of the valuable promises and the agreements contained herein, it is agreed as follows:

1.
Retirement Date. Employee shall begin a transition to retirement beginning April 1, 2019 (the “Transition Date”), on a modified full-time status basis, and shall retire from Jacobs effective December 31, 2019 (the “Retirement Date”). After the Retirement Date, Employee shall perform no further duties, functions or services for Jacobs.

2.
Resignation of Officer and Director Positions, and Supersession of Prior Agreements and Specified Severance Benefits. Effective with the Transition Date, to the extent such has not already occurred, Employee resigns his executive officer, officer, director and/or managing positions with Jacobs and its affiliated legal entities. By signing this Agreement, Employee also acknowledges and agrees that his Employment Agreement between Jacobs Engineering Group Inc. and Gary Mandel, amended and restated effective December 30, 2017 (“Employment Agreement”), is hereby superseded and replaced in its entirety by this Agreement, except for Paragraphs 7 and Subparagraphs 7.1 through 7.4 of the Employment Agreement (the “Non-Competition and Non-Solicitation Agreements” paragraphs) which, except as permitted by Other Employment Provision, below, shall survive this Agreement and are incorporated herein by reference. Further, by signing this Agreement, Employee acknowledges and agrees that he shall not be entitled to any benefits under the Jacobs Engineering Group Inc. Executive Severance Pay Plan (“ESPP”), that his participation under such ESPP is terminated by mutual consent, that this Agreement satisfies any termination notification obligations that may otherwise exist under the ESPP, and that this Agreement supersedes and replaces entirely any benefits that may otherwise be set out in the ESPP.

3.
Executive Advisor. On October 1, 2018, Employee became a special advisor to Jacobs’ Chief Executive Officer (“CEO”), and as of the Transition Date Employee shall continue in this role on a modified full-time basis, with the expectation that Employee will work 21 hours per week during this period. Employee shall perform this advisory role until December 31, 2019, and his salary between April 1, 2019 and December 31, 2019 (the “EA Period’) shall be $83,333.33 per month. Such salary shall be paid, after applicable tax withholdings and deductions, in conformance with Jacobs’ normal payroll practices. During the EA Period, Employee shall not be eligible to receive any additional incentive compensation, such as cash bonuses or new equity awards, except as provided in Section 5 below to the extent any Fiscal Year 2018 incentive cash award is not paid until after the EA Period begins. The foregoing notwithstanding, nothing in this Agreement shall prohibit Jacobs from granting any voluntary special bonus to Employee in its sole discretion. Employee will accrue paid time off (“PTO”) during the EA Period and be eligible for holiday pay, which PTO accruals and holiday pay will be pro-rated based on Employee’s modified full-time employee status and the number of hours worked.

Retirement Transition Agreement

Exhibit 10.17

4.
Termination Payment. Provided that Employee delivers to Jacobs a timely signed supplemental release agreement (“Supplemental Release Agreement”), attached hereto as Exhibit B, covering the employment period between the Effective Date of this Agreement and the Retirement Date, Employee shall receive a lump sum termination payment of $250,000.00 (Two Hundred Fifty Thousand Dollars and Zero Cents), less all applicable tax withholdings and deductions, within 30 days of the effective date of the Supplemental Release Agreement. Employee acknowledges and understands that he cannot sign the Supplemental Release Agreement until on or after the Retirement Date.

5.
Management Incentive Plan and/or Long Term Incentive Plan. By signing below, Employee is not waiving any entitlement to receive a Fiscal Year 2018 Management Incentive Plan Award (estimated payout of $945,000.00), or his additional bonus opportunity award for Fiscal Year 2018 based on synergies achieved through integration following the merger of Jacobs and CH2M (estimated payout of $2,000,000.00), or any vesting under the Fiscal Year 2018 Long Term Incentive Plan which vesting (50% vesting of FY2018 LTIP grant in November 2018, and 50% vesting of FY2018 LTIP grant in November 2019) shall continue through the Retirement Date as per plan. Except as set forth herein, Employee acknowledges and agrees that, to the extent Employee has been and or currently is a participant in the Jacobs Management Incentive Plan (“MIP”) and/or the Jacobs Long Term Incentive Plan (“LTIP”), he will not be eligible to participate in, nor will he receive any awards (whether in cash, stock or other instrument) under, the MIP and/or the LTIP for Fiscal Year 2019 and/or any future year programs. Any unvested restricted stock units and/or performance stock units as of the Retirement Date, if any, shall be forfeited as per plan.

6.
Effect of Termination for Cause or Without Cause. Should Employee’s employment with Jacobs be terminated Without Cause (as defined below) during the EA Period, Employee shall receive any then unpaid benefits under Section 3, Section 4 and Section 5, payable within thirty (30) days of such Without Cause termination date. For purposes of this Agreement, a “Without Cause” termination shall mean any involuntary termination of Employee’s Employment by Jacobs that is for any reason other than for Cause (as defined below), but shall not include any voluntary termination of employment by Employee for reason of retirement, resignation or job abandonment. “Cause” for purposes of this Agreement, shall mean and be limited to Jacobs’ termination of Employee’s employment with Jacobs following the occurrence of any one or more of the following:

a.	Employee is convicted of, or pleads guilty or nolo contendere to, a felony;

b.
Employee willfully and continually fails to substantially perform his duties with Jacobs (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by the Chief Executive Officer which specifically identifies the manner in which the Chief Executive Officer believes that Employee has not substantially performed his duties;

c.	Employee willfully engages in conduct that is materially injurious to Jacobs or its affiliates, monetarily or otherwise;

d.	Employee commits an act of gross misconduct in connection with the performance of his duties to Jacobs;

e.	Employee’s willful violation of any material Jacobs policy; or

f.	Employee materially breaches any employment, confidentiality, restrictive covenant or other similar agreement between Jacobs and Employee.

7.
Stock Incentives. By signing below, Employee is not forfeiting any continued vesting through the Retirement Date of any restricted stock, performance stock and/or stock incentives he may have received prior to the Transition Date, nor is Employee forfeiting the ability to exercise any stock options through any applicable exercise date provided in the applicable stock option award agreement. Employee acknowledges that from and

Retirement Transition Agreement

Exhibit 10.17

after the Retirement Date, all outstanding restricted stock and stock incentives shall be handled as per applicable plan documents and stock award agreements.  Except as otherwise noted and governed by applicable plan documents or stock award agreements, Employee acknowledges and understands that from and after the Effective Date, Employee is not eligible to receive any stock options, performance stock units or restricted stock awards, and that any unvested restricted stock, unvested performance stock and/or unvested stock incentives that Employee may have as of the Retirement Date will be forfeited as per plan.

8.
Other Employment. If Employee accepts other employment without the prior written permission of Jacobs’ CEO prior to the Retirement Date, such action shall be deemed a voluntary resignation by Employee effective as of the date of his other employment, and Employee shall not be eligible to receive any of the benefits described in this Agreement that are then unpaid, including those specified in Section 3, Section 4 and/or Section 5 above, and all unvested benefits under any Jacobs benefit plan shall be handled, including with respect to forfeiture, as per plan in accordance with such voluntary resignation. The foregoing notwithstanding, Jacobs agrees that Employee may contract on a non-employee basis (e.g., as a Form 1099 contractor) with WorleyParsons at any time following the close of the transaction involving Jacobs’ sale of its ECR line of business to WorleyParsons, provided that Employee submits the contract to Jacobs’ CEO and SVP for Global Human Resources thirty days in advance of the date proposed for commencing such contractor relationship between Employee and WorleyParsons and further provided that Jacobs thereafter agrees to permit Employee to enter into that contractor relationship, which permission shall not be unreasonably withheld by Jacobs.

9.
Employee Death Prior To Retirement Date. In the event of Employee’s death prior to the Retirement Date, the following benefits will be paid to his estate within thirty days after Jacobs receives notice of such death:

a.	all of Employee’s accrued PTO;

b.	any unpaid compensation for the services described in the Executive Advisor Section above; and

c.
the termination payment described in the Termination Payment Section, above. In the event Employee were to die prior to payment of any Fiscal Year 2018 cash incentives identified in the Management Incentive Plan and/or Long Term Incentive Plan Section, above, his estate shall receive such cash incentive (assuming such cash incentives have been awarded by Jacobs for Fiscal Year 2018 to participants under the applicable plans), within thirty days of the date payouts are made under the applicable incentive plan to other participants.

10.
Vested Benefits. Nothing herein shall deprive Employee of any vested benefits that Employee has in the Jacobs' Section 401(k) or other employee benefit plan. Employee cannot withdraw or transfer funds in the 401(k) plan until after the Retirement Date, except as may be otherwise permitted under the terms of that plan.

11.
Executive Deferred Compensation. Employee acknowledges that that under Section 409A of the Internal Revenue Code, as long as he does not experience a Separation from Service under Section 409A through the Retirement Date, then no distributions will be triggered before the Retirement Date. Employee understands that a participant in the Executive Deferral Plan (“EDP”) shall be considered to have experienced a termination of employment (and thus a Separation of Service) when the facts and circumstances indicate that the participant and his employer reasonably anticipate that either (a.) no further services will be performed for the employer after a certain date, or (b.) that the level of bona fide services the participant will perform for the employer after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by such participant over the immediately preceding 36-month period. Employee and Jacobs agree that it is expected that Employee will work 21 hours per week from the Transition Date through the Retirement Date. The foregoing notwithstanding, Employee acknowledges and understands that if the facts and circumstances indicate either (a.) or (b.), above, distributions under the EDP will occur as per plan, irrespective of whether Employee continues in his employment status with Jacobs through the Retirement Date. Employee also acknowledges that a Separation from Service under Section 409A will occur upon Employee’s Retirement Date, and distributions under the EDP will occur as per plan.

Retirement Transition Agreement

Exhibit 10.17

12.
Acknowledgment of Full Payment. Employee acknowledges that the payments and arrangements described herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his employment with Jacobs through the Effective Date of this Agreement, and that in the absence of this Agreement, Employee would not be entitled to, among other things, the payment(s) and benefits specified in this Agreement.

13.
Other Employee Benefits. Nothing herein shall deprive Employee of any vested benefits that Employee has in the Jacobs' Section 401(k) or other employee benefit plan. Employees age 55 or older with at least five (5) years of service as of the Retirement Date may be eligible for participation in the Jacobs Aetna Retiree Health Access Program, subject to plan rules and availability. Employee should consult with Jacobs Employee Solutions & Information (“JESI”) regarding this program and eligibility.

14.
Right to Elect Continued Coverage. Upon his Retirement Date, Employee may elect to continue health insurance coverage (medical, dental, vision, employee assistance program, and healthcare flexible spending account) as permitted under COBRA. Information on the COBRA Program and the cost to continue coverage will be mailed to Employee by Jacobs’ Corporate Human Resources Department following his Retirement Date. Employee will have 60 days after receipt of this information to elect COBRA participation, retroactive to the termination of Employee’s employment status. Employee should retain Employee’s medical cards if Employee plans to continue coverage. Employee should contact Jacobs’ Human Resources Department regarding conversion rights or porting rights for life and accident insurance coverage following the Retirement Date.

15.
Non-Disclosure of Trade Secrets, Confidential and Proprietary Information. The termination of Employee’s employment does not terminate Employee’s obligations under the Employee Invention and Confidential Information Agreement (the “EICI Agreement”), the Jacobs Code of Conduct and/or this Agreement. Specifically, Jacobs may enforce the confidentiality provisions of the EICI Agreement, the Jacobs Code of Conduct and/or this Agreement even though Employee leaves its employ.

Employee’s position at Jacobs placed Employee in the possession of highly sensitive and extremely proprietary information of Jacobs, including, but not limited to, in the very highly competitive consulting, engineering, design, construction and construction management business. Employee must hold in confidence and may not disclose any proprietary, technical or business records, data or information developed by Employee or disclosed to Employee by Jacobs or by its customers or prospective customers or any subsidiary, parent or affiliate of Jacobs, including but not limited to, information regarding Jacobs’ highly sensitive extremely proprietary information regarding its consulting, engineering, design, construction and construction management business and prospects. Furthermore, Employee may utilize such information only as authorized by Jacobs. Thus, Employee may not use or disclose any of this information during any new employment.

The confidential proprietary information and trade secrets include, but are not limited to, the following:

a.	All business development and client information within the exclusive control of Jacobs, including but not limited to:

i.	Current and prospective customer lists;

ii.	Current and prospective business projects;

iii.	Pricing, rates, schedules and method of bidding on individual projects;

iv.	Technical details and status reports involving current and prospective projects;

v.	Contracting strategies, philosophies and/or techniques;

vi.	Salary rates and benefit levels for Jacobs’ employees;

Retirement Transition Agreement

Exhibit 10.17

vii.	Employment and recruitment policies of Jacobs; and

viii.	Internal policies and procedures utilized by Jacobs in performing business projects and consulting work.

b.	Strategic business plans and marketing initiatives of Jacobs which are not general public knowledge.

c.
Any other confidential, proprietary, technical data developed by Employee or disclosed to Employee by Jacobs during Employee’s employment, whether pertaining to specific projects with which Employee was involved or otherwise.

As to this information, Jacobs hereby reminds Employee that Employee must abide by Employee’s confidentiality responsibilities and refrain from using or disclosing any of the above information to Employee’s new employer or to any third party without prior written consent from Jacobs. Furthermore, Jacobs also reminds Employee that Employee must immediately return to it all written material currently in Employee’s possession relating to the above-listed proprietary information.

If Employee in any way breaches his obligations not to disclose the trade secrets and confidential proprietary information of Jacobs, whether by using or disclosing any of the above-listed information, Jacobs will immediately pursue all legal remedies available to it, including without limitation, an injunction preventing Employee’s continued conduct and/or a civil action for damages.

16.
Immunity Under the Defend Trade Secrets Act of 2016. The federal Defend Trade Secrets Act of 2016 provides immunity to Employee in certain circumstances for limited disclosure of Jacobs’ trade secrets:

a.
in confidence, either directly or indirectly to a federal, state or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or

b.	“in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Additionally, if Employee files a retaliation lawsuit for reporting a suspected violation of law he may also use and disclose related trade secrets in the following manner:

c.	Employee may disclose the trade secret to his attorney, and

d.
Employee may use the information in related court proceedings, as long as Employee files documents containing the trade secret under seal, and does not otherwise disclose the trade secret “except pursuant to court order.”

17.
Entire Agreement; Choice of Law. This Agreement and the Supplemental Release Agreement constitute the entire agreements between the parties pertaining to the subject matter contained therein and, except as explicitly set forth in this Agreement and the Supplemental Release Agreement, supersede all prior and contemporaneous agreements, representations, and understandings of the parties. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and Jacobs’ CEO. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas (without giving effect to its conflicts of laws, rules or principles) and no failure or delay in exercising any right, power or privilege hereunder shall operate or a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

18.
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Retirement Transition Agreement

Exhibit 10.17

19.
Release of Claims. In further consideration of the foregoing, Employee (on behalf of himself and his agents, heirs, successors, assigns, executors and/or administrators) hereby releases and discharges Jacobs and its affiliated companies, subsidiaries, and Employee Benefit Plans (as defined below) and their respective present and former officers, directors, employees, shareholders, agents, representatives, consultants, insurers, plan administrators, trustees, fiduciaries, attorneys, successors and assigns (each individually a “Releasee” and collectively “Releasees”) from any and all matters, claims, demands, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, whether in law or in equity, which Employee has or may have against the Releasees. This release includes, without limitation, all claims and causes of action, known or unknown by Employee, arising out of or in any way connected with Employee’s employment relationship with Jacobs through the Effective Date of this Agreement. This includes but is not limited to claims for damages, wages or other relief arising under federal, state, or local laws prohibiting employment discrimination and other unfair or unlawful treatment, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act Amendments Act of 2008 (“ADAAA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Lily Ledbetter Fair Pay Act of 2009, the Family Medical Leave Act of 2008 (“FMLA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, as amended, 29 U.S.C. § 206(d)(1)-(4), the Rehabilitation Act of 1974, 29 U.S.C. § 701, et seq., the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended, § 46 U.S.C. § 300gg, et seq., the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 29 U.S.C. § 1161, et seq., Executive Order 11246, the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), the Texas Commission on Human Rights Act, including Tex. Lab. Code § 21.051 and § 21.055, the Texas payday law, the Texas disability discrimination law, and the Texas whistleblower act. This release also includes, without limitation, any claims based on any federal, state, or local statute, law or ordinance of any jurisdiction relating to employment, employment discrimination, termination of employment, wages or benefits, contract (including, by way of example only, any of the Company’s policies, practices and/or plans), and any and all common law claims, including wrongful and/or retaliatory termination and/or discharge of employment claims, contract or promissory estoppel claims, intentional infliction of emotional distress claims, assault and battery claims, tort claims, including negligence claims, personal injury claims, third-party claims, slander, libel, and/or defamation claims, qui tam claims and whistleblower claims, and/or any other claims based on any state statute or law, contract, covenant of good faith and fair dealing, public policy or other theories, as well as any claim for attorney’s fees and/or costs or other expenses or fees. For purposes of this Agreement, “Employee Benefit Plan” means any employee benefit plan, as defined in ERISA Section 3(3), sponsored, or contributed to, by Jacobs or any Releasee. Employee expressly understands that among the various rights and claims being waived by him in this Agreement are those arising under the Age Discrimination in Employment Act, (29 U.S.C. § 621, et seq.), as amended. Employee further warrants that he has not filed any claims against any of the Releasees.

Nothing in this Agreement prohibits Employee from filing a charge or complaint with the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”) or the Securities and Exchange Commission (“SEC”), or a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency, or from participating in any investigation of a charge of discrimination by the EEOC or any state fair employment practices agency. With respect to any such filing, Employee understands and agrees that Employee is waiving the right, and shall not seek, accept, or be entitled, to any monetary relief or recovery (other than any applicable statutory award or fee that cannot be waived as a matter of law), whether for himself/herself individually, or as a member of a class or group, arising from, in connection with, or related to a charge or complaint filed by Employee for himself/herself or as a representative on behalf of others. Employee agrees that no lawsuit (federal or state) shall be filed at any time by Employee against any of the Releasees based upon any claim released above. In the event Employee breaches this promise by filing such a lawsuit, Employee may be responsible for paying the attorney’s fees and costs incurred by any and/or all of the Releasees in defending against the lawsuit, if the lawsuit is brought in bad faith, or is frivolous and groundless, or if recovery of fees is otherwise authorized by local, state or federal law. The foregoing does not nullify the waiver and release by Employee nor limit any of the Releasees’ rights and remedies.

Retirement Transition Agreement

Exhibit 10.17

20.
Defense and Indemnity Exception. Notwithstanding the releases and waivers set forth in this Agreement, and if and only as applicable, Employee shall be provided with all rights of indemnification and defense provided to any officer or other executive of Jacobs under any of Jacobs’ bylaws, articles of incorporation, resolutions and/or insurance policies, and such rights are not waived by Employee by signing this Agreement.

21.
Consideration Period. In order for this Agreement to become effective, Employee must timely return this Agreement, signed and dated, within the time set forth in this Consideration Period paragraph. Employee acknowledges that under the Age Discrimination in Employment Act, Employee has twenty-one (21) days within which to consider this Agreement before executing it. If, however, Employee executes this Agreement before the expiration of the 21-day consideration period, Employee acknowledges that he has knowingly and voluntarily waived the consideration period and further acknowledges that he has taken sufficient time to consider this Agreement before executing it.

22.
Revocation Period. This Agreement shall not become binding on Employee until seven (7) calendar days after Employee signs. During this 7-day period, Employee may revoke this Agreement. Such revocation must be in writing, directed to Joanne Caruso, Chief Legal and Administrative Officer, Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas, Texas 75201, and received by Jacobs within said 7-day period. Upon expiration of the 7-day period, Employee acknowledges that this Agreement becomes binding on Employee, which shall be deemed the effective date (“Effective Date”).

23.	Individual Agreement. This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

24.
Entire Understanding; No Changes; Legal Review; Sophisticated Parties. Employee and Jacobs acknowledge that this Agreement and the Supplemental Release Agreement sets forth the entire understanding between them. Neither party has relied upon any representation or statement with respect to the subject matter hereof, written or oral, not set forth in this Agreement and the Supplemental Release Agreement. This Agreement may not be changed orally, but only by a specific written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party based upon attribution of drafting to any party.

Employee, by signing below, acknowledges that Jacobs has encouraged him to review the legal effect and implications of this Agreement with an attorney and carefully and thoroughly review this Agreement prior to signing. As a senior executive and a sophisticated financially savvy party, Employee acknowledges that he reviewed this Agreement and understands its terms and conditions.

25.
Non-Disparagement. Employee agrees that he will not in any way disparage Jacobs, including current or former officers, directors, agents and/or employees of Jacobs, nor will Employee make or solicit any comments, statements or the like to the media or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of Jacobs. Employee’s non-disparagement obligations under this Agreement are not intended to interfere with or restrict Employee’s ability to communicate with any administrative, regulatory, governmental or law enforcement agency, or from testifying under the power of a subpoena issued from a court of competent jurisdiction.

26.
No Solicitation of Jacobs Employees. Employee agrees and warrants that he will not, through the Retirement Date and for a period of one (1) year following the Retirement Date, either directly or indirectly, for himself or on behalf of any third party, solicit, induce, recruit, or cause another person in the employ of Jacobs to terminate his or her employment for the purpose of joining, associating or becoming employed with any business or activity which is in competition with any business or activity engaged in by Jacobs.

Retirement Transition Agreement

Exhibit 10.17

27.
No Solicitation of Jacobs Clients. Employee agrees and warrants that he will not, through the Retirement Date and for a period of one (1) year following the Retirement Date, either directly or indirectly, for himself or on behalf of any third party, solicit, induce, recruit, encourage or otherwise endeavor to cause or attempt to cause any client, vendor or contractor of Jacobs to modify, alter and/or terminate its relationship with Jacobs.

28.
Return of Company Property. Employee acknowledges that upon the Retirement Date, he shall return all Jacobs property, proprietary/confidential information, papers, manuals/notebooks, electronically stored data, software, media, documentation, diskettes, computer equipment and related devices, keys, credit cards, government contractor card and phone cards, and any Jacobs equipment or items to Jacobs. Further, Employee attests by signing below that Employee has not downloaded, transferred or removed any Jacobs trade secrets and/or confidential and proprietary information (including as set out in the Non-Disclosure of Trade Secrets, Confidential and Proprietary Information paragraph, above) to any devices or accounts, including without limitation other computers, notebooks, smart or mobile phones, thumb drives, external e-mail addresses, DVDs, CDs and/or external hard drives.

29.
Sensitive Information. Employee recognizes that in Employee’s role(s) with the Jacobs, Employee has occupied a position of trust with respect to business information of a highly sensitive and confidential nature, including but not limited to, names and duties of key personnel, business and growth/expansion plans, marketing and business development initiatives and prospects, financial results and forecasts, bidding information, cost and charging rates and their make up and structure, customer lists, and profit and operating margins (“Sensitive Information”). (Sensitive Information does not include information that is generally available in the public domain, other than as a result of any action by Employee; provided, however, Sensitive Information shall not be deemed to be in the public domain merely because individual features of it are in the public domain unless the combination itself and the principle of operation are also in the public domain.)

Employee agrees that, in addition to abiding by the Non-Disclosure of Trade Secrets, Confidential and Proprietary Information paragraph, above, and the Non-Competition and Non-Solicitation Agreements paragraphs of his Employment Agreement, he will not either directly or indirectly:

a.	Disclose any Sensitive Information to any person, firm or corporation; or

b.
For a period of two (2) years immediately following the Retirement Date, make known to any person, firm or corporation the names or addresses of any of the customers of Jacobs or Jacobs’ affiliated companies or any other information pertaining to them that such recipient would be able to use in competition with Jacobs or Jacobs’ affiliated companies; or

c.
Work for a competitor on any proposal, bids, statements of qualifications, or other business development tasks (collectively, “proposals”) that are open and not yet awarded as of the Transition Date and/or Retirement Date that Jacobs is exploring, pursing and/or bidding upon (collectively, “open pursuits”) and about which Employee learned of Jacobs’, its clients’ and/or its business affiliates’ Sensitive Information. Employee agrees that he shall remove himself/herself from working, directly or indirectly, on any such open pursuits for a competitor since it would not be possible for Employee to assist a competitor in submitting any proposals or refining offers on the same open pursuits without using and inevitably disclosing Jacobs’, its clients’ and/or its business affiliates’ Sensitive Information. Subject to any other provisions in this Agreement, nothing in this paragraph prohibits Employee from working on any proposals for a competitor company where the proposals are initiated or requested by the soliciting party after the Retirement Date.

30.
Voluntary Agreement. EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT INVOLVES THE KNOWING AND VOLUNTARY RELEASE OF KNOWN AND UNKNOWN CLAIMS BY EMPLOYEE AGAINST JACOBS. EMPLOYEE UNDERSTANDS THAT HE HAS THE RIGHT TO, AND HAS BEEN GIVEN THE OPPORTUNITY TO, CONSULT WITH AN ATTORNEY OF HIS CHOICE. EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN (AND HEREBY IS) ADVISED BY JACOBS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EMPLOYEE

Retirement Transition Agreement

Exhibit 10.17

FURTHER ACKNOWLEDGES THAT HE HAS NOT BEEN DISCOURAGED OR DISSUADED FROM CONSULTING WITH AN ATTORNEY BY JACOBS.

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Retirement Transition Agreement

Exhibit 10.17

31.
Arbitration. The parties agree that the arbitration of disputes provides mutual advantages in terms of facilitating the fair and expeditious resolution of disputes. In consideration of these mutual advantages, the parties agree to the Arbitration Procedures set forth in Exhibit “A” attached hereto.

Executed at Houston, Texas, this 20th day of November, 2018.
(City, State)
    /s/ Gary Mandel___________
Gary Mandel

Executed at Dallas, Texas, this 20th day of November, 2018.
(City, State)
JACOBS ENGINEERING GROUP INC.
By: /s/ Shelie Gustafson____
Name: Shelie Gustafson
Title: Senior Vice President, Human Resources

Retirement Transition Agreement

Exhibit “A”
Arbitration Procedures

(a)	Scope of Arbitration
The parties will submit to arbitration, in accordance with these provisions, any and all disputes either party may have arising from or related to this Agreement, including, but not limited to, its formation, breach, performance, or the interpretation, application, or enforceability of this Agreement. The parties further agree that the arbitration process agreed upon herein shall be the exclusive means for resolving all disputes made subject to arbitration herein but that no arbitrator shall have authority to determine whether disputes fall within the scope of these arbitration provisions.

(b)	Availability of Provisional Relief
These arbitration provisions shall not prevent Jacobs or Employee, as the case may be, from obtaining injunctive relief from a court of competent jurisdiction to enforce the confidentiality, non-disparagement, non-solicitation and non-compete obligations of the parties under this Agreement.

(c)	JAMS Employment Arbitration Rules And Procedures Apply
Any arbitration hereunder shall be conducted under the JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”). A copy of the JAMS Rules may be found at http://www.jamsadr.com/rules-employment-arbitration/ or by searching the internet for “JAMS Employment Arbitration Rules.” This agreement to arbitrate shall be subject to the Federal Arbitration Act, 9 U.S.C. SECTION 1 ET. SEQ. The arbitration shall proceed before a single arbitrator and the proceedings shall be confidential to the extent allowed by law.

(d)	Invoking Arbitration
Either party may invoke the arbitration procedures described herein by submitting to the other, in person, by mail, or reputable delivery service (e.g., UPS or FedEx) a written demand for arbitration containing a statement of the matter to be arbitrated in sufficient detail to establish the timeliness of the demand. The parties shall then have fourteen days within which they may identify a mutually agreeable arbitrator. After the fourteen-day period has expired, the parties shall prepare and submit to JAMS a joint submission. In their submission to JAMS, if they have not already selected a mutually agreeable arbitrator, the parties shall request that an arbitrator be assigned pursuant to the JAMS Rules.

(e)	Award Final
The decision of the Arbitrator shall be final, conclusive, and binding on the parties to the arbitration, subject to judicial review and confirmation as provided by law. Subject to any remedies the arbitrator may award, the parties to the arbitration shall be responsible for the arbitration and arbitrator’s fees in accordance with applicable law. The Arbitrator shall be empowered to award any remedies (including, without limitation, injunctive and other equitable relief) that a court of law could award for the claims at issue in the matter, but such remedies shall be limited to those that are available to a party in a court of law for said claims. The Arbitration Agreement contained herein supersedes any other arbitration agreement between the parties.

(f)	Stenographic Record
There shall be a stenographic record of the arbitration hearing, unless the parties agree to record the proceedings by other reliable means.

Retirement Transition Agreement

(g)	Location
Unless otherwise agreed by the parties, arbitration hearings shall take place in the state in which the employee worked, at a mutually agreeable place or, if no agreement can be reached, at a place designated by JAMS.

(h)	Law Governing the Arbitrator’s Award
In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to the substantive law of the State of Texas (excluding conflicts of laws principles), and the arbitrator’s decision shall be governed by state and federal substantive law, including state and federal discrimination laws, as though the matter were before a court of law.

(i)	Written Awards and Enforcement
Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The parties agree that a competent court shall enter judgment upon the award of the arbitrator, provided it is in conformity with the terms of this Agreement.
(j)Severability
If any part of this arbitration procedure is in conflict with any mandatory requirement of applicable law, the statute shall govern, and that part shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The remaining provisions of this arbitration procedure shall remain otherwise unaffected and enforceable.

Retirement Transition Agreement

Exhibit “B”
Supplemental Release Agreement

This Supplemental Release Agreement is between Jacobs Engineering Group Inc. and its affiliated and subsidiary companies (“Jacobs”) and Gary Mandel (“Employee”).

WHEREAS, Employee and Jacobs entered into a Retirement Transition Agreement dated 20 November 2018 (“Retirement Agreement”); and

WHEREAS, Employee and Jacobs agree and understand that, except as otherwise defined in this Supplemental Release Agreement, capitalized terms in the Retirement Transition Agreement shall have the same meaning in this Supplemental Release Agreement; and

WHEREAS, Employee and Jacobs agreed to enter into this Supplemental Release Agreement as a condition precedent to the Retirement Agreement and the provision of payments and benefits conferred upon Employee therein; and

WHEREAS, Employee and Jacobs desire to define the terms of this Supplemental Release Agreement.

NOW, THEREFORE, in consideration of the valuable promises and the agreements contained in this Supplemental Release Agreement, and in the Retirement Agreement, it is agreed as follows:

1.
Incorporation of Certain Provision of the Retirement Agreement; No Double Payments. Employee and Jacobs acknowledge and agree that the following paragraphs of and exhibits to the Retirement Agreement are incorporated by reference as if fully set forth in this Supplemental Release Agreement: Resignation of Officer and Director Positions, and Supersession of Prior Agreements and Specified Severance Benefits, Management Incentive Plan and/or Long Term Incentive Plan, Stock Incentives, Other Employee Benefits, Non-Disclosure of Trade Secrets, Confidential and Proprietary Information, Immunity Under the Defend Trade Secrets Act of 2016, Defense and Indemnity Exception, Non-Disparagement, No Solicitation of Jacobs Employees, No Solicitation of Jacobs Clients, Return of Company Property, Sensitive Information, and Arbitration and the Exhibit A, Arbitration Procedures. For the avoidance of any doubt, Employee acknowledges and agrees that this Incorporation of Certain Provision of the Retirement Agreement; No Double Payments paragraph does not create any obligation by Jacobs to make, or create any right to Employee to receive, double payment(s) and/or provision(s) of amounts and benefits already paid and/or provided to Employee under the Retirement Agreement.

2.	Termination of Employment. Employee retired from Jacobs effective December 31, 2019 (the “Retirement Date”).

3.
Payment of Amounts Owed. Employee acknowledges that Jacobs will pay all remuneration owed to him as a result of his employment with Jacobs through the Retirement Date. Any outstanding expense reports for expenses incurred by Employee in the course of his employment with Jacobs through the Retirement Date will be paid to Employee in accordance with normal approval and payment procedures. Accrued but unused paid time off (“PTO”) will be paid out in accordance with standard practice.

4.
Termination Payment. Provided that Employee timely signs this Supplemental Release Agreement, Employee shall receive a lump sum termination payment of $250,000.00 (Two Hundred Fifty Thousand Dollars and Zero Cents), less all applicable tax withholdings and deductions, within 30 days of the Effective Date (as defined below) of this Supplemental Release Agreement. Employee acknowledges that this payment fully satisfies the Termination Payment provision of the Retirement Agreement.

5.
Acknowledgment of Full Payment. Employee acknowledges that the payments and arrangements described in the Retirement Agreement and in this Supplemental Release Agreement shall constitute full and complete

Supplemental Release Agreement

satisfaction of any and all amounts properly due and owing to Employee as a result of his employment with Jacobs and/or the termination of that employment upon the Retirement Date, and that in the absence of the Retirement Agreement and this Supplemental Release Agreement, Employee would not be entitled to, among other things, the payment(s) and benefits specified in those agreements. Employee also affirms that he has reported all hours worked as of the date he signs this Supplemental Release Agreement and, except for any amounts outstanding as of the Effective Date of this Supplemental Release Agreement associated with the Payments of Amounts Owed paragraph, above, has been paid and/or has received all compensation, wages (inclusive of overtime), bonuses, commissions, incentive pay and/or benefits which are due and payable as of the date he signs this Supplemental Release Agreement, and that in signing this Supplemental Release Agreement no other services, monies, salary, wages, bonuses, benefits, incentive pay, severance pay or other compensation are due or owing to him from Jacobs, except under the Termination Payment provision above.

6.
Entire Agreement; Choice of Law. This Supplemental Release Agreement and the Retirement Agreement constitute the entire agreements between the parties pertaining to the subject matter contained therein and, except as explicitly set forth in the Supplemental Release Agreement and the Retirement Agreement, supersede all prior and contemporaneous agreements, representations, and understandings of the parties. No provision of this Supplemental Release Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and Jacobs’ Chief Executive Officer (“CEO”). The validity, interpretation, construction and performance of this Supplemental Release Agreement shall be governed by the laws of the State of Texas (without giving effect to its conflicts of laws, rules or principles) and no failure or delay in exercising any right, power or privilege hereunder shall operate or a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.
Severability. The invalidity or unenforceability of any provision of this Supplemental Release Agreement shall not affect the validity or enforceability of any other provision of this Supplemental Release Agreement, which shall remain in full force and effect.

8.
Release of Claims. In further consideration of the foregoing and the payments and benefits under the Retirement Agreement, Employee (on behalf of himself and his agents, heirs, successors, assigns, executors and/or administrators) hereby releases and discharges Jacobs and its affiliated companies, subsidiaries, and Employee Benefit Plans (as defined below) and their respective present and former officers, directors, employees, shareholders, agents, representatives, consultants, insurers, plan administrators, trustees, fiduciaries, attorneys, successors and assigns (each individually a “Releasee” and collectively “Releasees”) from any and all matters, claims, demands, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, whether in law or in equity, which Employee has or may have against the Releasees. This release includes, without limitation, all claims and causes of action, known or unknown by Employee, arising out of or in any way connected with Employee’s employment relationship with Jacobs through the Effective Date of this Supplemental Release Agreement. This includes but is not limited to claims for damages, wages or other relief arising under federal, state, or local laws prohibiting employment discrimination and other unfair or unlawful treatment, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act Amendments Act of 2008 (“ADAAA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Lily Ledbetter Fair Pay Act of 2009, the Family Medical Leave Act of 2008 (“FMLA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, as amended, 29 U.S.C. § 206(d)(1)-(4), the Rehabilitation Act of 1974, 29 U.S.C. § 701, et seq., the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended, § 46 U.S.C. § 300gg, et seq., the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 29 U.S.C. § 1161, et seq., Executive Order 11246, the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), the Texas Commission on Human Rights Act, including Tex. Lab. Code § 21.051 and § 21.055, the Texas payday law, the Texas disability discrimination law, and the Texas whistleblower act. This release also includes, without limitation, any claims based on any federal, state, or local statute, law or ordinance of any jurisdiction relating to employment, employment discrimination, termination of employment, wages or benefits, contract (including, by way of example only, any of the

Supplemental Release Agreement

Company’s policies, practices and/or plans), and any and all common law claims, including wrongful and/or retaliatory termination and/or discharge of employment claims, contract or promissory estoppel claims, intentional infliction of emotional distress claims, assault and battery claims, tort claims, including negligence claims, personal injury claims, third-party claims, slander, libel, and/or defamation claims, qui tam claims and whistleblower claims, and/or any other claims based on any state statute or law, contract, covenant of good faith and fair dealing, public policy or other theories, as well as any claim for attorney’s fees and/or costs or other expenses or fees. For purposes of this Supplemental Release Agreement, “Employee Benefit Plan” means any employee benefit plan, as defined in ERISA Section 3(3), sponsored, or contributed to, by Jacobs or any Releasee. Employee expressly understands that among the various rights and claims being waived by him in this Supplemental Release Agreement are those arising under the Age Discrimination in Employment Act, (29 U.S.C. § 621, et seq.), as amended. Employee further warrants that he has not filed any claims against any of the Releasees.

Nothing in this Supplemental Release Agreement prohibits Employee from filing a charge or complaint with the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”) or the Securities and Exchange Commission (“SEC”), or a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency, or from participating in any investigation of a charge of discrimination by the EEOC or any state fair employment practices agency. With respect to any such filing, Employee understands and agrees that Employee is waiving the right, and shall not seek, accept, or be entitled, to any monetary relief or recovery (other than any applicable statutory award or fee that cannot be waived as a matter of law), whether for himself/herself individually, or as a member of a class or group, arising from, in connection with, or related to a charge or complaint filed by Employee for himself/herself or as a representative on behalf of others. Employee agrees that no lawsuit (federal or state) shall be filed at any time by Employee against any of the Releasees based upon any claim released above. In the event Employee breaches this promise by filing such a lawsuit, Employee may be responsible for paying the attorney’s fees and costs incurred by any and/or all of the Releasees in defending against the lawsuit, if the lawsuit is brought in bad faith, or is frivolous and groundless, or if recovery of fees is otherwise authorized by local, state or federal law. The foregoing does not nullify the waiver and release by Employee nor limit any of the Releasees’ rights and remedies.

9.
Consideration Period. In order for this Supplemental Release Agreement to become effective, Employee must timely return this Supplemental Release Agreement, signed and dated, within the time set forth in this Consideration Period paragraph. Employee acknowledges that under the Age Discrimination in Employment Act, Employee has twenty-one (21) days from the Retirement Date within which to consider this this Supplemental Release Agreement before executing it, and further acknowledges that Employee has in fact had greater than twenty-one (21) days from the effective date of the Retirement Agreement to consider this Supplemental Release Agreement. Employee acknowledges that if he executes this Supplemental Release Agreement before the expiration of the 21-day consideration period, Employee does so knowingly, voluntarily and having waived the consideration period, and further acknowledges that he has taken sufficient time to consider this Supplemental Release Agreement before executing it.

10.
Revocation Period. This Supplemental Release Agreement shall not become binding on Employee until seven (7) calendar days after Employee signs it upon or after the Retirement Date. During this 7-day period, Employee may revoke this Supplemental Release Agreement. Such revocation must be in writing, directed to Joanne Caruso, Chief Legal and Administrative Officer, Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas, Texas 75201, and received by Jacobs within said 7-day period. Upon expiration of the 7-day period, Employee acknowledges that this Supplemental Release Agreement becomes binding on Employee, which shall be deemed the Effective Date.

11.
Entire Understanding; No Changes; Legal Review; Sophisticated Parties. Employee and Jacobs acknowledge that this Supplemental Release Agreement and the Retirement Agreement sets forth the entire understanding between them. Neither party has relied upon any representation or statement with respect to the subject matter hereof, written or oral, not set forth in this Supplemental Release Agreement and the Retirement Agreement. This Supplemental Release Agreement may not be changed orally, but only by a specific written agreement

Supplemental Release Agreement

signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

This Supplemental Release Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party based upon attribution of drafting to any party.

Employee, by signing below, acknowledges that Jacobs has encouraged him to review the legal effect and implications of this Supplemental Release Agreement with an attorney and carefully and thoroughly review this Supplemental Release Agreement prior to signing. As a senior executive and a sophisticated financially savvy party, Employee acknowledges that he reviewed this Supplemental Release Agreement and understands its terms and conditions.

12.
Voluntary Agreement. EMPLOYEE UNDERSTANDS THAT THIS SUPPLEMENTAL RELEASE AGREEMENT INVOLVES THE KNOWING AND VOLUNTARY RELEASE OF KNOWN AND UNKNOWN CLAIMS BY EMPLOYEE AGAINST JACOBS. EMPLOYEE UNDERSTANDS THAT HE HAS THE RIGHT TO, AND HAS BEEN GIVEN THE OPPORTUNITY TO, CONSULT WITH AN ATTORNEY OF HIS CHOICE. EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN (AND HEREBY IS) ADVISED BY JACOBS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS SUPPLEMENTAL RELEASE AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS NOT BEEN DISCOURAGED OR DISSUADED FROM CONSULTING WITH AN ATTORNEY BY JACOBS.

Executed at ____________________, this _________ day of _________, 201_.
(City, State)
    ______________________________________
Gary Mandel

Executed at ____________________, this _________ day of _________, 201_.
(City, State)

JACOBS ENGINEERING GROUP INC.
By: ______________________________________

Name:

Title: ____________________________________

Supplemental Release Agreement